Exhibit 10.21

PROMISSORY NOTE

Borrower:	Portfolio Recovery Associates, Inc. 120 Corporate Boulevard, Suite 100 Norfolk, VA 23502	Lender:	RBC CENTURA BANK Twin Oaks Lending Service Center 5700 Lake Wright Dr. Ste#400 Norfolk, VA 23502

Principal Amount: $750,000.00	Interest Rate: 4.450%	Date of Note: January 8, 2004

PROMISE TO PAY. Portfolio Recovery Associates, Inc. (“Borrower”) promises to pay to RBC CENTURA BANK (“Lender”), or order, in lawful money of the United States of America, the principal amount of Seven Hundred Fifty Thousand & 00/100 Dollars ($750,000.00), together with interest at the rate of 4.450% per annum on the unpaid principal balance from January 8, 2004, until paid in full.

PAYMENT. Borrower will pay this loan in 59 regular payments of $13,974.84 each and one irregular last payment estimated at $13,974.92. Borrower’s first payment is dun February 1, 2004, and all subsequent payments are due on the same day of each month after that. Borrower’s final payment will be due on January 1, 2009, and will be for all principal, accrued interest, and all other applicable fees, costs and charges, if any, not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest; then to principal; then to any unpaid collection costs; and then to any late charges. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

PREPAYMENT PENALTY. Upon prepayment of this Note, Lender is entitled to the following prepayment penalty: Prepayment Yield Maintenance Fee: Cost of Funds

If, during the term of the Loan, the Borrower prepays the Loan in whole or in part, the Borrower shall pay to Bank, at the time of prepayment, a yield maintenance fee. The yield maintenance fee shall be equal to the aggregate daily lost cash flow to Bank as a result of the prepayment. The aggregate daily lost cash flow to Bank shall be the difference between (i) the present value, as of the date of prepayment of the Loan, of the remaining scheduled payments of principal and interest from the prepayment date to the scheduled maturity date of the Loan (including any final balloon payment on such date) at the contract rate of interest on the Loan, assuming all payments are made as and when required, and (ii) the present value, as of the date of prepayment of the Loan, of payments of principal and interest (including any final balloon payment) that the Bank would receive from the prepayment date to the scheduled maturity date of the Loan, assuming all payments are made as and when required, from a new loan of a similar amount as the principal balance outstanding on the Loan as of the date of prepayment, with the same remaining maturity, to a similar borrower, at the contract rate of interest being offered by Bank as of the prepayment date on new loans of similar amount with the same remaining maturity to similar borrowers. The discount rate for calculating the present value of the daily lost cash flow to Bank shall be the contract rate of interest being offered by Bank as of the date of prepayment of the Loan for a new loan of a similar amount with the same remaining maturity to a similar borrower, all of which shall be determined by Bank in its reasonable discretion, which discretion shall be conclusive absent a showing of bad faith or manifest error. Notwithstanding the foregoing, any prepayment of the Loan, whether in whole or in part, shall be subject to a minimum prepayment fee of one-half percent (.5%) of the amount being prepaid, which minimum prepayment fee shall be paid by Borrower to Bank at the time of prepayment of the Loan. Except for the foregoing, Borrower may pay all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due and may result in Borrower’s making fewer payments. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: RBC CENTURA BANK, Twin Oaks, Lending Service Center, 5700 Lake Wright Dr, Ste#400, Norfolk, VA 23502.

LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the interest rate on this Note to 18.000% per annum. The interest rate will not exceed the maximum rate permitted by applicable law.

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, or a trustee or receiver is appointed for Borrower or for all or a substantial portion of the assets of Borrower, or Borrower makes a general assignment for the benefit of Borrower’s creditors, or Borrower files for bankruptcy, or an involuntary bankruptcy petition is filed against Borrower and such involuntary petition remains undismissed for sixty (60) days.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may, but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and, in doing so, cure any Event of Default.

Change In Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

Cure Provisions. If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance on this Note and ell accrued unpaid interest, together with all other applicable fees, costs and charges, if any, immediately due and payable, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Subject to any limits under applicable law, upon default, Borrower agrees to pay Lender’s attorneys’ fees and all of Lender’s other collection expenses, whether or not there is a lawsuit, including without limitation legal expenses for bankruptcy proceedings.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the Commonwealth

PROMISSORY NOTE
(Continued)

of Virginia. This Note has been accepted by Lender in the Commonwealth of Virginia.

CHOICE OF VENUE. II there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the applicable courts for the City of Norfolk, Commonwealth of Virginia.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $25.00 if Borrower makes a payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, Lender reserves a right of setoff in all borrower’s accounts with Lender (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this dues not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.

COLLATERAL. Borrower acknowledges this Note is secured by Commercial Security Agreement dated of even date.

ADDITIONAL DEFAULT PROVISION. Loan shall be in default upon the death, dissolution, merger, consolidation or termination of existence of any party.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

THIS NOTE IS GIVEN UNDER SEAL AND IT IS INTENDED THAT THIS NOTE IS AND SHALL CONSTITUTE AND HAVE THE EFFECT OF A SEALED INSTRUMENT ACCORDING TO LAW. BORROWER:

PORTFOLIO RECOVERY ASSOCIATES, INC.

By:		(Seal)

Kevin P. Stevenson, Executive Vice Pres./CFO of Portfolio Recovery Associates, Inc.